EXHIBIT 7.2
INVESTORS’ AGREEMENT
     This Investors’ Agreement, effective as of July 10, 2009 (the “Agreement”), is entered into by and among SMH Capital Advisors, Inc., a Texas corporation (“SMH”), Trace Partners, L.P., a Nevada limited partnership (“Trace”), Curtiswood Capital, LLC, a Tennessee limited liability company and the general partner of Trace (“Curtiswood”), Trace Management, LLC, a Nevada limited liability company (“Trace Management”), and Robert Scott Nieboer, a United States citizen (“Nieboer”), each referred to herein individually as an “Investor” and collectively as “Investors”.
     WHEREAS, each of the Investors is the beneficial owner of shares of common stock , no par value (the “Common Stock”) of Astrotech Corporation, a Washington corporation previously known as SPACEHAB, Incorporated, (the “Company”) in the amounts set forth in Exhibit A;
     WHEREAS, the Investors are of a singular mind regarding the need for increasing shareholder value, to assure the service of a qualified and competent Board of Directors and reconsider the direction of the Company; and
     WHEREAS, the Investors agree to vote the shares of Common Stock that they each own and/or control and any additional shares of Common Stock acquired by an Investor after the date of this Agreement (the “Shares”) in concert with respect to the election of directors and other matters affecting the direction of the business of the Company.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises contained herein and other good and valuable consideration, the parties hereby agree as follows:
1. The Investors each agree, so long as they own and/or control the Shares reflected on Exhibit A, to vote such Shares as follows:
    (a) to elect such persons as shall be mutually determined by and acceptable to the Investors to the Board of the Directors, including in possible opposition to certain of the current directors; and
    (b) to effectuate a change in certain senior members of management in order to align the business direction of the Company with the objectives of the Investors, as shareholders of the Company.
2. Each Investor shall take all actions necessary to vote all the Shares over which such Investor has voting power in accordance with this Agreement, at any annual or special meeting of shareholders.
3. Any shares of the Company’s Common Stock acquired by an Investor or over which such Investor has the power to vote after the date hereof shall be subject to this Agreement as if they were owned or controlled at the time of the execution of this Agreement. Each Investor shall give notice via email or fax to all other Investors of the acquisition of any such shares after the date hereof, specifying the date of acquisition, the number of shares acquired, and the amount paid for the acquisition of the shares. Such notice shall be delivered within ten (10) calendar days of the date of the acquisition of the shares. This provision shall only apply to shares entitled to vote.
4. Each Investor hereby covenants and agrees with the other Investors:
      (a) to cooperate with each other in the preparation and filing of a Schedule 13D pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), any required amendment thereof, and such other reporting forms as may be required by an Investor pursuant to Section 16 of the 1934 Act and/or amend any prior filings made by an Investor with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 16 of the 1934 Act, including any amendments thereof;
      (b) the provisions of this Agreement shall not apply to any matter submitted to the shareholders of the Company at any meeting of shareholders with respect to a proposed merger of the Company, any proposed sale of assets that requires the approval of shareholders, or with respect to a sale or a tender or exchange offer for shares of Common Stock made generally to the shareholders of the Company; and
      (c) that such Investor acknowledges and is aware that Nieboer is a director of the Company.
5. Notwithstanding any contrary provision of law, in the event that any Investor pledges any of the Shares as collateral or security for indebtedness, or otherwise encumbers any Shares, any sale of such Shares to a third party upon foreclosure of such interest shall be subject to the provisions of this Agreement.
6. This Agreement shall be effective as of the date hereof and remain in force between the parties from the date hereof to and including September 30, 2011, unless each party hereto mutually agrees in writing to an earlier termination.
7. The parties agree that this Agreement may be amended, with the prior written consent of SMH and Trace Management, to add one or more additional shareholders of the Company as parties hereto, and any such additional party shall be deemed to be an “Investor” and subject to all the terms of this Agreement with effect of the date of the execution by such additional party of a joinder amendment. For the purposes of this Section 7 only, Trace Management shall be deemed to be acting on behalf of each of Trace, Curtiswood and Nieboer.
8. All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses set forth on Exhibit A or to such email address, facsimile number, or address as subsequently modified by written notice in accordance with this paragraph.

9.   This Agreement shall be binding on the parties and their respective representatives, heirs, successors and assigns, and shall be governed by and construed in accordance with the law of the State of Tennessee, without giving effect to any conflict of laws principles requiring the application of the laws of any other jurisdiction.
10. In the event that one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
11. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.
12. This Agreement may be executed and delivered by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13. Except as provided in Section 7 with respect to an additional Investor, this Agreement may be amended only with the written consent of all of the Investors.
[signatures on following page]

     IN WITNESS THEREOF, the undersigned have executed this Agreement as of the date first written above.

SMH CAPITAL ADVISORS, INC.
By:	/s/ Jeff Cummer
Jeff Cummer, President

TRACE PARTNERS, L.P.
By:	Trace Management, LLC, its general partner

By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

CURTISWOOD CAPITAL, LLC
By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

TRACE MANAGEMENT, LLC
By:	/s/ R. Scott Nieboer
R. Scott Nieboer, Chief Manager

/s/ R. Scott Nieboer
Robert Scott Nieboer

EXHIBIT A

	Number of Shares Entitled		Percent of Class
Investors	to Vote		Represented
Trace Partners, L.P.	1,735,287		10.63%
104 Woodmont Blvd., Suite 200 Nashville, TN 37205

Curtiswood Capital, LLC	1		0%
104 Woodmont Blvd., Suite 200	1,333	[1]
Nashville, TN 37205

Trace Management, LLC	1,736,621	[2]	10.63%
104 Woodmont Blvd., Suite 200 Nashville, TN 37205

Robert Scott Nieboer	25,000	[3]	0.15%
104 Woodmont Blvd., Suite 200 Nashville, TN 37205

SMH Capital Advisors, Inc.	4,440,652		27.20%
600 Travis, Suite 5800 Houston, TX 77002

Total	6,202,273		37.99%

* Percent of voting power is calculated based upon the 16,323,968 shares outstanding as of May 7, 2009, as reported in Astrotech’s report on Form 10-Q for the quarterly period ended March 31, 2009.

[1]	Shares of common stock which can be acquired upon conversion of outstanding securities. If converted, these Shares would be subject to this Investors’ Agreement.

[2]	These are the same Shares as above, made up of 1,735,287 Shares owned by Trace Partners and 1334 owned by Curtiswood Capital.

[3]	These are Restricted Shares of which 6,500 have fully vested.